                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

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                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       CAPITAL ONE FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                             [LOGO OF CAPITAL ONE]

                       Capital One Financial Corporation
                     2980 Fairview Park Drive, Suite 1300
                       Falls Church, Virginia 22042-4500

                     NOTICE OF ANNUAL STOCKHOLDER MEETING

                           To be held April 27, 2000

Dear Stockholder:

  It is our pleasure to invite you to the annual stockholder meeting of Capital One Financial Corporation ("Capital One"). The meeting will be held at 10:00 a.m. on Thursday, April 27, 2000 at the Fairview Park Marriott Hotel, 3111 Fairview Park Drive, Falls Church, Virginia 22042-4525.

  At our annual meeting you will be asked to:

  .  Elect two directors;

  . Approve an amendment to Capital One's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to one billion;

  . Approve the appointment of Ernst & Young LLP as independent auditors for 2000; and

  .  Conduct any other business properly brought before the meeting.

  We will discuss Capital One's business and financial results of 1999 and answer any questions you may have. We have also enclosed the 1999 Annual Report, including our financial statements, with this Notice and Proxy Statement. You may also access the 1999 Annual Report and the Proxy Statement at Capital One's website at www.capitalone.com.

  If you were a stockholder of record at the close of business on March 1, 2000, you are entitled to vote at our annual meeting.

  Your vote is important. Record holders of Capital One common stock can vote their shares by sending in a signed and dated proxy card by mail, by using a toll-free telephone number or via the Internet. Instructions for using these services can be found on the enclosed proxy card. By following the instructions on the proxy card, your shares will be voted even if you are unable to attend the meeting. If you attend the meeting and prefer to vote in person or change your proxy vote, you may of course do so.

  We look forward to seeing you at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ John G. Finneran, Jr.
                                          John G. Finneran, Jr.
                                          Corporate Secretary

March 21, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
VOTING MATTERS AND PROCEDURES.............................................   1
  What is the purpose of the annual meeting?..............................   1
  Who can attend the annual meeting?......................................   1
  Who is requesting your vote?............................................   1
  Who is entitled to vote?................................................   1
  What is the impact of Capital One's June 1, 1999 stock split?...........   1
  Will a list of stockholders be made available?..........................   1
  What constitutes a quorum?..............................................   1
  How can you vote?.......................................................   2
  How can you vote by telephone or via the Internet?......................   2
  Can you get Capital One's annual meeting materials delivered to you
   electronically next year?..............................................   2
  What vote is necessary to approve each item?............................   2
  What are the Board's recommendations?...................................   3
INFORMATION ABOUT CAPITAL ONE'S COMMON STOCK OWNERSHIP....................   4
  Certain Beneficial Owners...............................................   4
  Directors and Named Executive Officers..................................   4
  Section 16(a) Beneficial Ownership Reporting Compliance.................   5
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS....................   6
  Introductions...........................................................   6
  Board Meetings..........................................................   8
  Committee Meetings......................................................   8
  Compensation of the Board...............................................   9
  Related Party Transactions with Directors...............................  10
COMPENSATION OF EXECUTIVE OFFICERS........................................  11
  Summary Compensation Table..............................................  11
  Option Grant Table......................................................  13
  Option Exercise and Option Value Table..................................  14
  Company Arrangements with Executive Officers............................  15
  Pension Plans...........................................................  16
  Performance Graph.......................................................  17
REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION COMMITTEE............  18
  Compensation Philosophy.................................................  18
  Methodology for Determining Compensation................................  18
  Components of the Executive Compensation Program........................  19
  Deductibility of Compensation Expenses..................................  22
ELECTION OF DIRECTORS.....................................................  23
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION........................  24
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.........................  25
OTHER BUSINESS............................................................  26
ANNUAL REPORT TO STOCKHOLDERS.............................................  26
STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING.............................  26
INTERNET AND TELEPHONE VOTING.............................................  26
ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS....................  27

                             [LOGO OF CAPITAL ONE]

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         VOTING MATTERS AND PROCEDURES

What is the purpose of the annual meeting?

  At Capital One's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting. In addition, Capital One's management will report on its performance during 1999 and respond to questions from stockholders.

Who can attend the annual meeting?

  There are no restrictions on who may attend the meeting or any formal requirements to attend the meeting. The members of the Board of Directors and senior management of Capital One, as well as representatives of Ernst & Young LLP, Capital One's independent auditors during 1999, will attend the meeting.

Who is requesting your vote?

  This proxy statement and the proxy card are being mailed and made available on the Internet at Capital One's website (www.capitalone.com) on or about March 20, 2000. The Board of Directors of Capital One is requesting your vote on the matters presented in this proxy. The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitations will be at the expense of Capital One. We have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies for an aggregate fee of $10,000, plus reasonable out-of-pocket expenses.

Who is entitled to vote?

  All holders of record of Capital One's common stock at the close of business on March 1, 2000 are entitled to vote. All stockholders are entitled to one vote for each share held by them for all matters submitted for a vote at the meeting. Cumulative voting for the election of directors is not permitted. On March 1, 2000, there were 196,722,253 shares of Capital One's common stock issued and outstanding.

What is the impact of Capital One's June 1, 1999 stock split?

  Capital One's three-for-one stock split, effected on June 1, 1999, does not affect your right to vote all shares you held as of the record date, March 1, 2000. All information presented in this proxy statement is on a post-split basis unless otherwise specified.

Will a list of stockholders be made available?

  We will make a list of stockholders available at the annual meeting and, for ten days prior to the meeting, at our Northern Virginia offices located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525. Please contact Capital One's Corporate Secretary at (703) 205-1000 if you wish to inspect the stockholders list prior to the annual meeting.

What constitutes a quorum?

  A quorum of stockholders is necessary to transact business at the annual meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated.

How can you vote?

  You can vote by either:

    . Signing and returning the enclosed proxy card or following the directions on the card for telephone or Internet voting (see below); or

    .  Casting your vote in person at the annual meeting.

  The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card, by telephone or via the Internet. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holders will vote your shares in favor of Items 1, 2 and 3 on the proxy card and at their discretion for any other matters properly submitted to a vote at the meeting.

  If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to Capital One's Corporate Secretary at the address on the front page of this proxy statement, (2) executing and delivering a later-dated proxy or (3) attending the meeting and voting in person.

  If you hold Capital One stock in "street name" through a broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares if you wish to vote in person at the annual meeting.

How can you vote by telephone or via the Internet?

  Instead of submitting your vote on the enclosed paper proxy card, you can vote by telephone or electronically via the Internet. See "Internet and Telephone Voting" on page 26 of this proxy statement for additional information. The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to vote your shares or give voting instructions, and to confirm that your instructions have been properly recorded. Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares are registered in your own name through Capital One's stock transfer agent, First Chicago Trust Company of New York, a division of Equiserve, or held in "street name" through a broker, bank or other nominee.

Can you get Capital One's annual meeting materials delivered to you electronically next year?

  If you vote electronically via the Internet, you can consent to electronic delivery of future Capital One proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when prompted. See "Electronic Delivery of Future Annual Meeting Materials" on page 27 of this proxy statement for additional information. If you consent and Capital One delivers some or all of its future annual meeting materials to you by electronic mail or by posting materials to the Internet, you will not receive paper copies of these materials through the mail. Because electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing materials, we encourage you to consent to electronic delivery.

What vote is necessary to approve each item?

  Votes will be tabulated by the Inspector of Elections. The Board of Directors has appointed representatives of First Chicago Trust Company of New York, a division of Equiserve, to serve as the Inspector of Elections.

  Item 1 on the proxy card requests your vote for the two directors who are up for re-election this year. You may cast or withhold your vote for each of the nominees. The affirmative vote of a plurality of the votes cast at the meeting is required to elect directors. An abstention, therefore, will not be voted with respect to the director indicated, although it will be counted for purposes of determining whether there is a quorum.

  Item 2, the approval of an amendment to Capital One's Restated Certificate of Incorporation to increase the number of authorized shares of Capital One's common stock from 300 million to one billion, will be approved if the holders of a majority of the outstanding shares of common stock vote in favor of Item 2.

  Item 3, the ratification of the appointment of Ernst & Young LLP as independent auditors for 2000, will be approved if the holders of a majority of the shares present at the annual meeting in person or represented by proxy vote in favor of Item 3.

  If you hold your shares through a broker and you do not submit a proxy, the broker is authorized to vote your shares according to the recommendations of Capital One's Board of Directors for each Item presented at the annual meeting. This is known as a "broker non-vote". For Items 2 and 3, abstentions have the same effect as a vote "against" the proposal.

What are the Board's recommendations?

  Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors as follows:

    .  for election of the nominated slate of directors (see page 23);

    . for the amendment to Capital One's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to one billion (see page 24); and

    . for ratification of the appointment of Ernst & Young LLP as Capital One's independent auditors for 2000 (see page 25).

  With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

            INFORMATION ABOUT CAPITAL ONE'S COMMON STOCK OWNERSHIP

Certain Beneficial Owners

  Capital One knows of no single person or group that beneficially owns more than 5% of Capital One's common stock based on filings with the Securities and Exchange Commission as of February 29, 2000.

Directors and Named Executive Officers

  The following table lists the beneficial ownership of Capital One's common stock, as of February 29, 2000, by our directors and the Named Executive Officers (as defined herein).

                                              Amount and Nature
                                                of Beneficial        Percent of
               Name and Address*                Ownership(1)          Class(2)
               -----------------              -----------------      ----------
   Richard D. Fairbank......................      8,870,416(3)(4)       4.32%
   Nigel W. Morris..........................      5,096,684(3)(5)       2.52%
   Matthew J. Cooper........................        600,126(6)            **
   John G. Finneran, Jr.....................        429,671(7)            **
   William J. McDonald......................         40,122(8)(9)         **
   W. Ronald Dietz..........................         92,740(10)           **
   James A. Flick, Jr.......................         97,500(10)           **
   Patrick W. Gross.........................         91,692(10)           **
   James V. Kimsey..........................        154,633(10)           **
   Stanley I. Westreich.....................      1,330,570(10)(11)      .68%
   All directors and executive officers as a
    group (15 persons)......................     17,624,841(12)         8.29%

--------
 * All addresses are c/o Capital One Financial Corporation, 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525.
** Less than .5% of the outstanding shares of common stock.
(1) To Capital One's knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless we have indicated otherwise. The totals include shares of common stock (i) subject to options held by each person granted under Capital One's 1994 Stock Incentive Plan (the "1994 Stock Incentive Plan"), Capital One's 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan") or Capital One's 1995 Non-Employee Directors Stock Incentive Plan (the "1995 Directors Plan"), that are or will become exercisable within 60 days of February 29, 2000, (ii) held by the executive officer through a pooled stock fund under Capital One's Associate Savings Plan (the "Savings Plan") and (iii) held by the executive officer under Capital One's 1994 Associate Stock Purchase Plan (the "Stock Purchase Plan").
(2) All percentage calculations are based on the number of shares of common stock issued and outstanding on February 29, 2000, which was 196,988,353.
(3) Includes 107,502 shares owned by Fairbank Morris, Inc. Messrs. Fairbank and Morris share voting and investment power for these shares.
(4) Includes 8,407,386 shares issuable upon the exercise of options.
(5) Includes 4,987,317 shares issuable upon the exercise of options.
(6) Includes 538,217 shares issuable upon the exercise of options.
(7) Includes 417,671 shares issuable upon the exercise of options.
(8) Includes 29,300 shares issuable upon the exercise of options.
(9) Includes 108 shares held in custodial accounts controlled by Mr. McDonald for the benefit of various family members.
(10) Includes 84,000 shares issuable upon the exercise of options.
(11) Includes 156,000 shares held in a trust, for which Mr. Westreich is the trustee and ultimate beneficiary.
(12) Includes 15,622,753 shares issuable upon the exercise of options for all directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One's executive officers and directors, and persons that beneficially own more than 10% of Capital One's common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. Based solely on our review of these reports and written representations furnished to us, we believe that in 1999 each of the reporting persons complied with these filing requirements, except for David M. Willey, Senior Vice President, Corporate Financial Management, who filed three late reports over the past two years covering two stock option exercises, a stock option grant to Mr. Willey's spouse, who also works for Capital One, and two transfers of shares from Mr. Willey to his spouse.

            INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Introductions

  Capital One's directors and current executive officers are listed with a brief description of their business experience for the past five years.

Richard D. Fairbank         Chairman and Chief Executive Officer         Age 49

  Mr. Fairbank has been Chairman of the Board of Directors of Capital One since February 28, 1995. He has been Chief Executive Officer and a director since July 26, 1994. Prior to November 22, 1994, he was Executive Vice President of Signet Bank's credit card division in charge of credit card operations. Mr. Fairbank is a director of MasterCard International, Inc. He is also a director of Capital One's two principal subsidiaries, Capital One Bank (the "Bank") and Capital One, F.S.B. (the "Savings Bank"). Mr. Fairbank is also Chief Executive Officer of the Bank.

Nigel W. Morris     President, Chief Operating Officer and Director      Age 41

  Mr. Morris has been a director of Capital One since February 28, 1995. He has been President and Chief Operating Officer since July 26, 1994. Prior to November 22, 1994, he was Executive Vice President of Signet Bank's credit card division. Mr. Morris is a member of Visa U.S.A. Inc.'s Marketing Committee and is a director of Covance Inc. He is also a director of the Bank and the Savings Bank.

Marjorie M. Connelly    Senior Vice President, Credit Card Operations    Age 38

  Ms. Connelly joined Capital One in March 1994. She is Senior Vice President of Credit Card Operations, and is responsible for management of the inbound and outbound call centers, including customer service, telemarketing and retention, cardholder correspondence processing, chargebacks and retrievals, credit operations, payment processing, embossing, image operations and statement rendition. Ms. Connelly is also responsible for computer operations, telecommunications and applications software in support of Capital One's activities. Ms. Connelly is currently a member of the VISA USA Card Operations Advisors Committee.

Matthew J. Cooper              Senior Vice President                     Age 33

  Mr. Cooper has been a Senior Vice President of Capital One since January 1995. He has been employed in various capacities by Capital One and its predecessor since October 1989. Mr. Cooper is responsible for managing Capital One's financial services business in the United Kingdom.

John G. Finneran, Jr.      Senior Vice President, General Counsel        Age 50
                               and Corporate Secretary

  Mr. Finneran joined Capital One in September 1994 as Senior Vice President, General Counsel and Corporate Secretary. Mr. Finneran is responsible for overseeing Capital One's legal and governmental affairs and compliance programs.

Dennis H. Liberson        Senior Vice President, Human Resources         Age 44

  Mr. Liberson joined Capital One in February 1995. He is Senior Vice President in charge of Human Resources and Corporate Real Estate and is responsible for the development and implementation of human resources programs, including programs related to compensation, benefits, recruitment, employee development, corporate real estate and corporate planning.

William J. McDonald       Senior Vice President, Brand Management        Age 43

  Mr. McDonald joined Capital One in September 1998. He is Senior Vice President for Brand Management, responsible for the marketing, advertising and global brand positioning of Capital One's businesses. Prior to joining Capital One, Mr. McDonald took a 15-month sabbatical. From March 1993 to June 1997, Mr. McDonald served as Executive Vice President and Chief Marketing Officer at Boston Chicken, Inc., where he was responsible for marketing and research and new product development functions, including brand growth strategies for Boston Market.

Peter A. Schnall      Senior Vice President, Marketing and Analysis      Age 36

  Mr. Schnall joined Capital One in August 1996 and has been Senior Vice President, Marketing and Analysis, since January 1999. He is responsible for the marketing, credit policy and portfolio management of Capital One's credit card business in the United States. From August 1994 to July 1996, Mr. Schnall served as a Senior Vice President at the Advisory Board Company, an advisory firm with practices in financial services and health care.

Michael J. Shrader             Senior Vice President, Sales              Age 48

  Mr. Shrader joined Capital One in April 1999. He is Senior Vice President for Sales and is responsible for Capital One's sales organization as well as operational oversight of Capital One's e-commerce initiatives. From March 1997 to April 1999, Mr. Shrader served as Vice President, Consumer Sales, at Sprint Corporation, where he was responsible for distribution channel strategy, development and management in Sprint's consumer sales department. From January 1994 to March 1997, Mr. Shrader served as Vice President and General Manager of the Americas at Gateway 2000 Inc., where he was responsible for the consumer, small and medium business markets.

David M. Willey  Senior Vice President, Corporate Financial Management   Age 39

  Mr. Willey is Capital One's Senior Vice President, Corporate Financial Management. He has been employed in various capacities by Capital One and its predecessor since September 1989. Mr. Willey is responsible for various staff functions, including treasury, corporate finance, corporate accounting and reporting, and planning and risk management. Mr. Willey is also a director of the Bank and a director and President of the Savings Bank.

W. Ronald Dietz                         Director                         Age 57

  Mr. Dietz has been Managing Partner of Customer Contact Solutions, LLC, an advisory firm offering services in a broad range of customer handling and call center performance areas, since January 1999. He has been a director of Capital One since February 28, 1995. From September 1996 to September 1997 and from May 1998 to December 1998, he was President of Charter Associates, Ltd., a firm engaged in a variety of consulting and venture management activities. From September 1997 to May 1998, Mr. Dietz was the Chief Executive Officer of Technical Assistance Research Program in Rosslyn, Virginia, a call center and customer service advisory firm. From April 1993 to July 1996, he was President and Chief Executive Officer of Anthem Financial, Inc., an Indianapolis-based financial services company. He also served as a director of Anthem Financial and as an Executive Vice President of Anthem's parent company, the Associated Insurance Companies, Inc. Mr. Dietz is also a director of the Savings Bank.

James A. Flick, Jr.                       Director                       Age 65

  Mr. Flick has been President and Chief Executive Officer of Dome Corporation, Baltimore, Maryland, a real estate development and management services company, since May 1994. He has been a director of Capital One since February 28, 1995. Mr. Flick is also a director of the Ryland Group, Inc., Bethlehem Steel Credit Affiliate One, Inc., Bethlehem Steel Credit Affiliate Two, Inc. and FTI Consulting, Inc. Mr. Flick is also a director of the Bank and the Savings Bank.

Patrick W. Gross                        Director                         Age 55

  Mr. Gross is a founder of American Management Systems, Inc., Fairfax, Virginia, an information technology consulting, software development, and systems integration firm, and is currently Chairman of its Executive Committee. He has served as a Principal Executive Officer and Managing Director of AMS since its incorporation in 1970. Mr. Gross is also Chairman of the board of directors of Baker and Taylor Holdings, Inc., Charlotte, North Carolina, a private company, and a director of Computer Network Technology Corporation, Minneapolis, Minnesota and of Landmark Systems Corporation, McLean, Virginia, both public companies. He has been a director of Capital One since February 28, 1995. Mr. Gross is also a director of the Savings Bank.

James V. Kimsey                         Director                         Age 60

  Mr. Kimsey is the founding Chief Executive Officer and is currently Chairman Emeritus of America Online, Inc., Dulles, Virginia ("America Online"). He served as Chairman of the board of directors of America Online from 1985 to 1995. He was also President of America Online from 1985 to January 1991 and Chief Executive Officer from 1985 to April 1993. Mr. Kimsey is currently Chairman of the AOL Foundation. He is a director of Batterson Venture Partners and is on the Board of Advisors of Carousel Capital Partners. He has been a director of Capital One since February 28, 1995. Mr. Kimsey is also a director of the Bank.

Stanley I. Westreich                      Director                       Age 63

  Mr. Westreich has been President of Westfield Realty, Inc., Arlington, Virginia, a real estate development and construction company, since 1965. He has been a director of Capital One since July 26, 1994. Mr. Westreich is also a director of the Bank.

Board Meetings

  The Board of Directors oversees Capital One's business and directs its management. The Board does not involve itself with the day-to-day operations and implementation of the business. Instead, the Board meets periodically with management to review Capital One's performance and its future business strategy. Members of the Board also continually consult with management to keep informed about Capital One's progress. The full Board of Directors met five times during 1999. Each director attended at least 75% of the meetings of the Board and the committees on which he served during the year, and all but one attended 100% of such meetings.

Committee Meetings

  The Board also conducts business through two committees: the Audit Committee and the Compensation Committee. Each committee met five times during 1999.

The Audit          Members: Messrs. Dietz (Chairman), Flick and Gross. The
Committee          Audit Committee recommends the selection of independent
                   auditors, approves the scope of the audits by the independent auditors and our internal auditors, and reviews audit findings, accounting policies and compliance matters. The Audit Committee investigates any audit or compliance matter brought to its attention. The Audit
                   Committee also reviews all reports of examination and management's responses and any transactions between Capital One and any of its directors, executive officers or their affiliates. The Audit Committee is composed entirely of directors who are not employees of Capital One and who are free from any relationships that in the opinion of the Board of Directors would interfere with their exercise of independent judgment.

The Compensation
Committee          Members: Messrs. Westreich (Chairman) and Kimsey. The
                   Compensation Committee recommends officers for election or re-election and approves all salary levels and incentive awards for senior management, subject to the Board's approval of compensation for Messrs.
                   Fairbank and Morris. The Compensation Committee also administers Capital One's 1994 Stock Incentive Plan, 1999
                   Stock Incentive Plan and Stock Purchase Plan. The
                   Compensation Committee is composed entirely of directors who are not employees of Capital One and who are free from any relationships that in the opinion of the Board of Directors would interfere with their exercise of independent judgment.

Compensation of the Board

Annual Fees and
Option Grants      Directors who are not employees of Capital One receive
                   $35,000 annually, options to purchase 21,900 shares and reimbursement of their expenses to attend meetings. They do not receive any additional fees for attending meetings or for being members of the Audit Committee or the Compensation Committee.

                   In 1999, each non-employee director had the opportunity to give up the $35,000 retainer and 21,900 options for each of the years 1999, 2000 and 2001 in exchange for a one-time grant of performance-based options to purchase 99,498 shares of Capital One's common stock under Capital One's 1999 Non-Employee Directors Stock Incentive Plan (the "1999 Directors Plan"). These options were granted on April 29, 1999 and have an exercise price of $56.4583, which was the common stock's fair market value on that date (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape). These options will vest if Capital One's stock price reaches and remains at or above $100 for at least 10 trading days in any 30 calendar-day period on or before June 15, 2002. If the options do not reach this vesting target, they will terminate. The options will also vest immediately upon a change of control of Capital One on or before June 15, 2002. If a director ceases to serve as a director before the annual stockholder meeting in 2002, he will relinquish a pro rata portion of any unvested options based on the number of full years he has served as a director since April 1999. The options are generally exercisable until the earlier of April 29, 2009 or three years after the director ceases to serve as a director, but may terminate sooner if the director dies or ceases to serve as a director before the options become exercisable. Each of our non-employee directors elected to give up his retainer and options for the next three years in exchange for these performance-based options.

                   Directors who are employees of Capital One receive no additional compensation for their service as directors.

Other Benefits     Under our 1994 Deferred Compensation Plan, directors who
                   are not employees of Capital One may voluntarily defer all of their annual fees and receive deferred income benefits.
                   Director's accounts are credited monthly with an interest equivalent in an amount determined from time to time by Capital One. Directors electing this deferral will begin to receive their deferred income benefits in cash when they cease to be directors, or earlier if authorized by the Compensation Committee. Benefits are generally payable in monthly installments beginning within 90 days after retirement and extending no later than the date the individual reaches age 80. If a director dies before he receives these benefits, they will be paid to his beneficiaries or estates. Upon a change of control of Capital One and unless otherwise directed by a director, Capital One shall pay to each director within thirty days of the change of control, a lump sum cash payment equal to such director's account balance as of the date of the change of control.

Related Party Transactions with Directors

American
Management
Systems, Inc.
Transactions       From time to time, Capital One has retained American
                   Management Systems, Inc., a consulting company specializing in information technology, applications and systems integration, to provide certain services. Mr.
                   Gross, a director of Capital One, is also a director and principal executive officer of AMS. Capital One and its subsidiaries entered into an agreement with AMS on April
                   5, 1995. Under this agreement, AMS agreed to perform general consulting and other tasks agreed to through work orders.

                   During 1999, Capital One paid AMS a total of $18,692,739 for services under this agreement. Capital One intends to continue its relationship with AMS in the future and believes that the terms of existing AMS agreements are, and that any future arrangements will be, fair and reasonable and no less favorable to Capital One than those we could obtain from unrelated third parties.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

  The following table summarizes compensation awarded to, earned by or paid to our Chief Executive Officer and the other four most highly compensated executive officers for the year ended December 31, 1999 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                           Long-Term
                          Annual Compensation             Compensation
                         ----------------------------     ------------
                                                             Awards
                                                           Securities
        Name and                                           Underlying     All Other
   Principal Position    Year     Salary     Bonus(1)       Options      Compensation
   ------------------    ----     -------    --------     ------------   ------------
RICHARD D. FAIRBANK      1999     $     0(2) $     0(3)    1,130,661(4)     $    0
Chairman of the Board    1998           0(2)       0(3)    1,200,000(5)          0
and Chief Executive
 Officer................ 1997     676,250          0(3)      934,359(2)     38,190
NIGEL W. MORRIS          1999           0(2)       0(3)      753,774(4)          0
President, Chief
 Operating               1998           0(2)       0(3)      917,853(5)          0
Officer and Director.... 1997     497,083          0(3)      622,896(2)     28,072
                         1999     264,333    271,056(6)      133,095(7)     46,357(8)
MATTHEW J. COOPER        1998     237,083    128,795(6)       65,757(9)     31,027
Senior Vice President... 1997     207,500     86,985(10)     209,292(6)     14,042
JOHN G. FINNERAN, JR.    1999     284,667    252,360(6)      133,906(7)     11,702(8)
Senior Vice President,   1998     252,500    100,750(6)      101,142(9)     30,018
General Counsel and
 Corporate Secretary.... 1997     236,250    127,252(10)     222,924(6)     15,648
WILLIAM J. MCDONALD      1999     284,333    250,854(6)      133,008(7)     14,717(8)
Senior Vice President,
 Brand Management....... 1998(11)  82,907     46,195(6)      141,222(9)     50,200

--------
(1) Bonuses earned and reported for each calendar year are paid during the following calendar year.
(2) Under a compensation package approved by the Board of Directors on December 18, 1997 (EntrepreneurGrant II), Messrs. Fairbank and Morris agreed to give up their entire salary and all benefits under the Stock Purchase Plan, the Savings Plan and Capital One's Unfunded Excess Savings Plan (the "Excess Savings Plan") through 2000 in exchange for an award of performance-based options. Under this agreement, Messrs. Fairbank and Morris were granted 1,234,359 and 822,906 options, respectively. The base salaries that Messrs. Fairbank and Morris would otherwise have received in 1999 were $759,000 and $572,000, respectively. Capital One achieved the performance targets in 1998 and all of these options became exercisable. As more fully described in footnote (5) below, Mr. Fairbank and Mr. Morris subsequently agreed to surrender a portion of these vested options as consideration for new performance-based options (EntrepreneurGrant III). Under this agreement, Mr. Fairbank surrendered 300,000 options and Mr. Morris surrendered 200,010 options. The securities underlying options shown in this table reflect options granted, net of options surrendered.
(3) Under a compensation package approved by the Board of Directors on September 15, 1995 (Entrepeneur Grant I), Messrs. Fairbank and Morris agreed to give up all incentive compensation (other than salary and contributions under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan) for a period of five years beginning with the 1995 calendar year in exchange for performance-based options. Capital One achieved the performance targets and all of these options are exercisable.

(4) Under a compensation package approved by the Board of Directors on April 29, 1999 (EntrepreneurGrant IV), Messrs. Fairbank and Morris agreed to forgo all salary and any benefits under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan for the year 2001 and all potential annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions for the years 2000 and 2001 in exchange for an award of options. Under this agreement, Messrs. Fairbank and Morris were granted 1,130,661 and 753,774 options, respectively. These awards are more fully described on pages 20-21 of the "Report on Executive Compensation of the Compensation Committee."
(5) Includes new stock options and reload options granted under the 1994 Stock Incentive Plan. On June 11, 1998, under Capital One's EntrepreneurGrant III program, the Board of Directors approved an award of 1,200,000 and 800,040 performance-based options to Messrs. Fairbank and Morris, respectively, in exchange for the surrender of previously vested options, as more fully described in footnote (2) above and on pages 20-21 of the "Report on Executive Compensation of the Compensation Committee."
(6) Under Capital One's EntrepreneurGrant II program, Messrs. Cooper and Finneran elected to forgo a portion of their cash bonuses for three years beginning 1998, in amounts equal to up to 50% of their annual target bonuses, in exchange for options granted in 1997, as more fully described on pages 20-21 of the "Report on Executive Compensation of the Compensation Committee." The number of options indicated next to their names includes 104,082 options for Mr. Cooper and 110,724 options for Mr. Finneran under EntrepreneurGrant II. Capital One achieved the performance targets in 1998 and all of these performance-based options are exercisable. Under Capital One's EntrepreneurGrant III, Messrs. Cooper, Finneran and McDonald elected to forgo an additional part of their cash bonuses for three years beginning 1998, in amounts equal to up to the 50% of their annual target bonuses (in addition to amounts previously forgone under EntrepreneurGrant II) in exchange for performance-based options, as more fully described in footnote (9) below. Cash bonuses otherwise payable to Messrs. Cooper, Finneran and McDonald were reduced for 1998 and 1999, respectively, by the following amounts: Mr. Cooper $85,705 and $89,304, Mr. Finneran $130,250 and $135,720, and Mr. McDonald $71,638 and $74,646.
    The amounts shown in this table are cash bonuses awarded, net of amounts forgone.
(7) Includes new stock options and reload options under the 1994 Stock Incentive Plan and the 1999 Stock Incentive Plan. Under Capital One's EntrepreneurGrant IV program, Messrs. Cooper, Finneran and McDonald elected to forgo all potential annual stock option grants from Capital One for compensation years 1999 and 2000 in exchange for an award of options. The number of options indicated next to their names includes 132,708 options awarded pursuant to EntrepreneurGrant IV, which is more fully described on pages 20-21 of the "Report on Executive Compensation of the Compensation Committee."
(8) All other compensation consists of the amount of contributions Capital One made under the Stock Purchase Plan and the Savings Plan and credits to the account of the associate under the Excess Savings Plan. For 1999, matching company contributions equal to 17.65% of the associate contributions under the Stock Purchase Plan were as follows: Mr. Cooper $7,285, Mr. Finneran $0 and Mr. McDonald $7,528. For 1999, Capital One contributed $4,800 under the Savings Plan for Messrs. Cooper and Finneran and $3,379 under the Savings Plan for Mr. McDonald. For 1999, the amounts of matching credits under the Excess Savings Plan were: Mr. Cooper $7,449, Mr. Finneran $6,903 and Mr. McDonald $3,811. All other compensation also includes $26,822 in foreign allowances and relocation expenses paid by Capital One to Mr. Cooper in 1999.
(9) Includes new stock options and reload options granted under the 1994 Stock Incentive Plan. Under Capital One's EntrepreneurGrant III program, Messrs. Cooper, Finneran and McDonald received the following option grants: Mr. Cooper 18,534, Mr. Finneran 49,293 and Mr. McDonald 54,222.
(10) Under EntrepreneurGrant I, Messrs. Cooper and Finneran elected to forgo a portion of their cash bonuses for three years beginning October 1995, in amounts equal to 25% of their 1995 base salaries, in exchange for options granted in 1995. Cash bonuses otherwise payable to Mr. Cooper and Mr. Finneran were reduced in 1997 by the following amounts: Mr. Cooper $42,500 and Mr. Finneran $49,998. The amounts shown in this table are cash bonuses awarded, net of amounts forgone.
(11) Mr. McDonald joined Capital One in September 1998. The amounts shown reflect his compensation for September through December 1998. Mr. McDonald's 1998 bonus includes a one-time signing bonus of $45,833; his other compensation includes $48,005 in relocation expenses paid by Capital One.

Option Grant Table

  The following table sets forth information concerning grants of stock options made to the Named Executive Officers in 1999.

                              1999 OPTION GRANTS





                                                                                Potential Realizable
                                         Individual Grants                             Value
                         ---------------------------------------------------- at Assumed Annual Rates
                         Number of         % of Total                                    of
                         Securities         Options       Exercise            Stock Price Appreciation
                         Underlying        Granted to      Price                 For Option Term(1)
                          Options      Associates for the   per    Expiration ------------------------
          Name            Granted       1999 Fiscal Year  Share(2)    Date        5%          10%
          ----           ----------    ------------------ -------- ---------- ----------- ------------
Richard D. Fairbank..... 1,130,661(3)        10.66%       $56.4583  4/29/09   $40,145,613 $101,736,865
Nigel W. Morris.........   753,774(3)         7.11         56.4583  4/29/09    26,763,742   67,824,577
Matthew J. Cooper.......       300(4)            *         56.4583  4/29/09        10,652       26,994
                           132,708(3)         1.25         56.4583  4/29/09     4,711,973   11,941,065
                                87(5)            *         51.4380  9/15/05         1,190        2,619
John G. Finneran, Jr....   132,708(3)         1.25         56.4583  4/29/09     4,711,973   11,941,065
                             1,198(5)          .01         51.1250  9/15/05        16,289       35,837
William J. McDonald.....       300(4)            *         56.4583  4/29/09        10,652       26,994
                           132,708(3)         1.25         56.4583  4/29/09     4,711,973   11,941,065

--------
*  Less than .01% of total options granted to associates in 1999.
(1) The dollar amounts under these columns are calculated based on assumed rates of stock appreciation prescribed by the SEC and are not intended to be a forecast of possible future stock price appreciation.
(2) Equal to the fair market value of the common stock on the date of grant determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.
(3) On April 29, 1999, the Board of Directors approved awards of options to Messrs. Fairbank, Morris, Cooper, Finneran and McDonald under EntrepreneurGrant IV. Messrs. Fairbank and Morris were granted these awards in exchange for their agreement to forgo all salary and any benefits under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan for the year 2001 and all potential annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions for the years 2000 and 2001. Messrs. Cooper, Finneran and McDonald were granted these awards in exchange for their election to forgo all potential annual stock option grants for compensation years 1999 and 2000. All of these options vest on April 29, 2008. Vesting will be accelerated if (i) the fair market value of Capital One's common stock reaches and remains at or above $100.00 for at least 10 trading days in any 30 calendar-day period on or before June 15, 2002 or (ii) Capital One has a change of control on or before April 29, 2008. These options are transferable only to or for the benefit of immediate family members. EntrepreneurGrant IV is more fully described on pages 20-21 of the "Report on Executive Compensation of the Compensation Committee."
(4) These options were granted under the 1994 Stock Incentive Plan or the 1999 Stock Incentive Plan as consideration for the executive's agreement to execute an intellectual property protection agreement with Capital One.
(5) These options are reload options that were granted under the 1994 Stock Incentive Plan. Reload options are granted at the time an executive officer surrenders already owned shares of common stock as payment for the exercise price of a previously granted option. One reload option with an exercise price equal to the fair market value on the date of grant is issued for each such share surrendered. Rather than enhance his or her holdings, reload options are intended to enable an associate who exercises an option by tendering previously owned shares to remain in the same economic position, or "equity position," with respect to potential appreciation in the common stock as if he or she had continued to hold the original option unexercised. As such, reload options meet Capital One's objective of fostering continued stock ownership by our associates, but the receipt of reload options by an associate does not result in a net increase in his or her equity position. Reload options are exercisable, in full, six months after their grant date and immediately upon a change of control.

Option Exercise and Option Value Table

  The following table sets forth information concerning exercises of stock options made by the Named Executive Officers in 1999 and the values of unexercised options held by the Named Executive Officers at 1999 year end.

                    1999 OPTION EXERCISES AND OPTION VALUES

                                                            Number of Securities
                                                           Underlying Unexercised  Value of Unexercised
                                                              Options at 1999      In-the-Money Options
                                                                  Year End           at 1999 Year End
                         Shares Acquired                        Exercisable/           Exercisable/
          Name             on Exercise   Value Realized(1)     Unexercisable         Unexercisable(2)
          ----           --------------- ----------------- ---------------------- -----------------------
Richard D. Fairbank.....          0          $       0      8,407,386/2,330,661   $328,733,749/17,075,040
Nigel W. Morris.........          0                  0      4,987,317/1,553,814    189,510,827/11,383,929
Matthew J. Cooper.......        460             19,186          511,817/242,331      18,432,900/2,658,252
John G. Finneran, Jr....     36,300          1,288,919          385,271/284,201      12,897,761/3,432,469
William J. McDonald.....          0                  0           29,300/244,930         480,313/1,858,677

--------
(1) The value realized is the net value of the shares (market price less the exercise price) received.
(2) In-the-Money Options are those for which the 1999 year-end market price of the underlying shares of common stock exceeded the exercise price of the option. The value of the In-the-Money Options is the difference between the market price (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape on the last business day of 1999) of the common stock ($48.00 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

Company Arrangements with Executive Officers

Employment
Agreements         Capital One does not have employment agreements with any
                   of its executive officers. The compensation arrangements with these officers, however, encourage their continued employment with Capital One.

Change of Control
Employment
Agreements
                   All of the executive officers identified on pages 6-7 of "Information About Our Directors and Executive Officers" have change of control employment agreements. The agreements are designed to assure that if a change of control of Capital One occurs, our business will continue with minimal disruption because these agreements provide greater employment security to key operational and management executives. A change of control will occur if one or more of the following events take place: (i) an acquisition of 20% (or, if shares are purchased from Capital One, 40%) or more of Capital One's common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) certain mergers involving Capital One, or (iv) the liquidation, dissolution or sale of all or substantially all of Capital One's assets.

                   The agreements with Messrs. Fairbank, Morris and Finneran entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of three times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within three years of the change of control they are terminated without cause, or if they voluntarily leave for good reason (which includes leaving for any reason during the 30-day period beginning one year after a change in control). Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control.

                   All other executive officers identified on pages 6-7 of "Information About Our Directors and Executive Officers" have change of control agreements that entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of two times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within two years of the change of control they are terminated without cause, or if they voluntarily leave for good reason. Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control.

Pension Plans

General In 1995, Capital One made a number of changes to its pension and deferred compensation plans. Among the changes were that we stopped making further pay-based contributions to Capital One's cash balance pension plan (the "Cash Balance Pension Plan") and the related excess cash balance pension plan (the "Excess Cash Balance Plan"). Capital One also eliminated the Executive Employees Supplemental Retirement Plan and the ability of executive officers to defer compensation under the 1994 Deferred Compensation Plan.

Cash Balance
Pension Plan and
Excess Cash
Balance Plan       Before each was amended in November 1995, Capital One
                   offered a Cash Balance Pension Plan and an Excess Cash
                   Balance Pension Plan to all full-time salaried associates and certain executive officers, respectively, of Capital
                   One and its subsidiaries. The Cash Balance Pension Plan is a type of defined benefit plan intended to qualify under
                   Section 401(a) of the Internal Revenue Code, under which participants were credited with certain pay-based credits for all annual paid compensation up to $150,000, as indexed for cost of living increases. The Excess Cash
                   Balance Plan provided additional benefits to participants to the extent benefits under the Cash Balance Pension Plan were restricted because of limitations imposed by provisions of the Internal Revenue Code.

                     In November 1995, Capital One amended the Cash Balance
                   Pension Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest credits continue to be credited on plan balances on a quarterly basis. Based on account balances as of January 1, 2000, the projected annual retirement benefits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, respectively, are $284 and $1,113 for Mr. Fairbank, $426 and $1,144 for Mr. Morris, $1,367 and $1,010 for Mr. Cooper and $197 and $171 for Mr. Finneran. Mr. McDonald has no account balance in either the Cash Balance Pension Plan or the Excess Cash Balance Plan. Messrs. Fairbank and Morris are currently credited with eleven years of service under the plans; Mr. Cooper is currently credited with ten years of service under the plans; and Mr. Finneran is currently credited with five years of service under the plans. These projected benefits assume interest credits under the Cash Balance Plan to be 5.28% per annum and under the Excess Cash Balance Plan to be 8.50% per annum.

                     In lieu of the pay-based credits under the Cash Balance
                   Pension Plan and the Excess Cash Balance Plan, beginning January 1, 1996, Capital One began making automatic contributions equal to 3% of an associate's eligible compensation to the associate's account in the Savings Plan and, if applicable, the Excess Savings Plan.

Performance Graph

  The following graph compares cumulative total stockholder return on our common stock with the S&P Composite 500 Stock Index and an industry index, the S&P Financial Composite Index, for the period from December 31, 1994 to December 31, 1999. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1994 and that all dividends were reinvested. The stock price performance on the graph below is not necessarily indicative of future performance.

                                    [GRAPH]

                12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
                -------- -------- -------- -------- -------- --------
COF               $100   $150.73  $229.70  $348.61  $742.54  $935.75
S&P 500           $100   $137.55  $169.12  $225.52  $289.97  $350.98
S&P Financials    $100   $154.05  $208.15  $308.27  $343.51  $357.15

                       REPORT ON EXECUTIVE COMPENSATION
                         OF THE COMPENSATION COMMITTEE

  As the Compensation Committee of the Board of Directors, we offer this report to describe the compensation philosophy and policies underlying our recommendations to the Board of Directors for the 1999 compensation package of Capital One's executive officers generally and the Chief Executive Officer and the President and Chief Operating Officer more specifically.

Compensation Philosophy

  We have designed and adopted a compensation program for Capital One's executives based on three underlying principles: recruitment and retention of top executive talent, value creation and flexibility. Although we believe that executive compensation should be market based, the compensation package has to provide the executive with an opportunity for compensation to exceed market standards to enable us to recruit and retain top performers with the necessary skills and talent. To this end, we have linked compensation to stockholder value by using stock options as the principal vehicle to achieve an above-market compensation opportunity. As a result, the compensation packages reward the accomplishments of management only to the extent such accomplishments create stockholder wealth. We believe that such a stock option-based program best aligns the interests of management with the interests of stockholders and is in the best interests of Capital One and its stockholders. Finally, we believe that Capital One's compensation program must maintain the flexibility to respond rapidly to market opportunities. Accordingly, we have avoided the use of rigid performance criteria under the plans, as such criteria could interfere with Capital One's business strategies.

  We believe that Capital One's stock option plans have been very effective in attracting, retaining, and motivating our executives and associates over time. Because of Capital One's rapid growth, in November 1999 we recommended and the Board of Directors approved an amendment to the 1994 Stock Incentive Plan to increase the number of shares of common stock that may be issued pursuant to the exercise of options and other incentive awards by 1,500,000. In addition, in April 1999 we recommended and the Board of Directors approved the 1999 Stock Incentive Plan, which has 600,000 shares authorized for issuance. We made grants under the 1999 Stock Incentive Plan last year primarily as consideration for the agreement of some of our associates to enter into an intellectual property protection agreement with Capital One.

Methodology for Determining Compensation

  Compensation Comparators. In determining the overall amount of compensation to be paid in 1999, we considered the compensation and benefits paid to similar executives within (i) those organizations against whom Capital One competes to recruit executive officers, (ii) companies in the financial services sector generally and (iii) other credit card companies.

  Surveys. We reviewed surveys, published by leading compensation and benefits consulting firms, showing compensation levels for executives in the group of comparable companies. In addition, with respect to the compensation of the Chief Executive Officer and the President and Chief Operating Officer, we reviewed information presented by our independent compensation consultants.

  Entrepreneurial Approach. To support an entrepreneurial approach, we developed a compensation package that emphasizes the use of stock-based incentives. Stock options are currently the only form of long-term incentive provided to our executives and, as a result, management can achieve compensation that is above market levels for executives in comparable companies only if the value of Capital One's common stock increases.

  Tier Approach. Capital One uses management "Tiers" in determining the overall compensation of its associates, including the executive officers, and assigns each executive officer to a designated Tier based on job responsibility and such officer's contribution to the management of Capital One.

Components of the Executive Compensation Program

  Executives are eligible to receive compensation in three forms:

    .base salary;

    .annual cash incentive awards; and

    .annual stock option awards.

  Each compensation component is offered to executives in various combinations, depending on the executive's Tier. The combined package provides a total compensation opportunity that places executive compensation at approximately the 75th percentile in the range of total compensation paid to comparable executives at comparable companies.

  Base Salary. Each management Tier has a salary band. The salary band defines the minimum and maximum salary levels for the Tier. Targeted salaries are based on the 50th percentile for executives at comparable companies. Individual salaries within the band reflect the officer's scope of responsibility, prior experience and accomplishments, and other individual factors, as well as market data on salary levels for comparable positions. Base salaries are adjusted annually within the salary bands depending on individual performance, and are determined based on subjective evaluations of various factors, including recent performance and time in the job. Capital One expects to adhere rigorously to the 50th percentile level for executive officers' salaries and therefore adjustments in targeted base salaries will be limited only to amounts necessary to maintain such level.

  Annual Cash Incentives. The compensation program also provides executive officers with annual cash option incentive awards based on individual and corporate performance criteria. Annual cash incentive targets in 1999 were a specified percentage (between 40% and 70%) of the base salary amount for each Tier such that total compensation (base salary and annual cash incentives) for executive officers is at approximately the 65th percentile of comparable companies. Actual cash incentive awards are determined based on a combination of corporate and individual performance and may be greater or less than the targeted annual incentive. Annual incentives can be as high as 200% of the target levels when performance exceeds the targeted criteria. Performance below the threshold level results in no award.

  Individual performance is based on subjective evaluations of factors similar to the criteria specified above for adjustments in base salaries. For corporate performance, we maintain a flexible approach to performance measurement so that we are able to respond appropriately to emerging and evolving business opportunities. The corporate performance criteria for 1999 annual incentives included earnings per share, marketing expenses, loan and account growth, credit quality, customer satisfaction, marketing innovation, operating efficiency, associate management, technological innovation, recruiting, flexibility, management integration and other factors.

  Annual Stock Option Awards. Stock options provide executive officers with a strong economic interest to maximize stockholder value, and align the interests of the executive officers with those of stockholders. Stock option grants compensate management only to the extent value in the form of stock price appreciation has been created. Stock options are granted with an exercise price equal to or greater than the market price on the grant date and therefore have no economic value unless Capital One's stock price increases. Given Capital One's emphasis on stock options in the overall compensation package, an executive officer's total compensation will be highly dependent on the performance of the common stock. This compensation component is intended to encourage individual commitment to corporate business strategies and to focus executives on improving stock performance.

  Stock option targets are established for each Tier. Individual grants are determined based on individual performance and can be increased or decreased by as much as 50% from the target levels. In evaluating individual performance, we consider an officer's responsibilities, recent performance and accomplishments and the expected future contribution of the officer to Capital One's performance. We determine individual performance based on a subjective evaluation of these factors. Annual option grants have an exercise price not less than the fair market value of Capital One's common stock on the date of grant, and generally become exercisable in one-third increments on the first, second and third anniversaries of the grant date.

  As described below, most of Capital One's senior management was given the opportunity to forgo their potential annual stock option awards for 1999 and 2000 in exchange for performance-based options granted in April 1999. As a result, most of Capital One's senior management did not receive an annual stock option award in 1999.

  EntrepreneurGrants. To link management's interest more closely with that of Capital One's stockholders and more importantly, to retain our management team, we have developed a series of option grants to senior management under which managers can elect to give up some form of compensation in exchange for an additional option grant. These additional grants are generally referred to as "EntrepreneurGrants." Beginning with the first EntrepreneurGrant in 1995, these programs have been designed with the aid of our independent compensation consultants to resemble the compensation structures of highly entrepreneurial companies and are highly dependent on the performance of the common stock.

  Capital One has conducted four separate EntrepreneurGrant programs for its senior executives (Tiers 3 and above), three of which were offered to all senior management (Tiers 4 and above), plus "catch-up" grants for newly hired or promoted senior management. Each EntrepreneurGrant has the following features:

    . Eligible management may elect to give up a portion of their base salary, incentive compensation (including an assumed amount of forgone company match under Capital One's Associate Savings Plan), or potential future stock option awards, for two to five years in exchange for options.

    . The exercise price of these options is not less than the fair market value of Capital One's common stock on the date of the grant, as determined by the average of the high and low sales prices of the common stock on the New York Stock Exchange on the relevant date or the last trading day prior to the grant.

    . Depending on the program, options vest (i) in full upon Capital One's stock price reaching a specified target prior to a specific date, (ii) in full on a specific date and/or (iii) in annual increments. For example, options may vest in full on a specific date, with vesting accelerated if Capital One's stock price reaches a specified target prior to a specific date. In addition, options vest immediately upon a change of control of Capital One.

    . If vesting occurs upon Capital One's stock reaching a specified price, the target price represents an average increase of 20% annually through the vesting deadline.

    . Options are generally exercisable for a period of ten years from the date of grant, but may expire earlier if the optionee terminates employment, dies or suffers a disability. Optionees generally have three months to exercise vested options following termination of employment and up to one year to exercise vested options following death or a termination due to disability.

    . Options granted to senior executives are transferable only to immediate family members, trusts established for the benefit of immediate family members, or partnerships in which the optionee and his or her immediate family members are the only partners, with certain additional restrictions. Options granted to Tier 4 managers are not transferable.

    . All of the options are non-statutory stock options that do not receive favorable tax treatment under the Internal Revenue Code.

  Since 1995, we have offered three EntrepreneurGrant programs to our senior management and an additional EntrepreneurGrant only to our senior executives. We offered our first EntrepreneurGrant program on September 15, 1995 to Capital One's senior management. All of the executive officers named in the proxy statement that year (six at the time, all but two of whom are still with Capital One) elected to forgo the maximum allowable amount in exchange for options. Based on the success of EntrepreneurGrant I, on December 18, 1997, we offered a similar option program to our senior management, EntrepreneurGrant II, which focused more on stock price performance and the retention benefits to Capital One. The EntrepreneurGrant II options granted to our senior executives vested when Capital One's stock price reached and remained at or above $28.00 per share in 1998 and the options granted to Tier 4 managers will vest in full on December 18, 2000, or immediately upon a change in control. On June 11, 1998, we granted new performance-based options to our senior executives under EntrepreneurGrant III. These options will vest if Capital One's stock price reaches and remains at or above $58.33 per share for at least ten trading days in a 30 calendar-day period prior to June 11, 2001, or immediately upon a change of control, and will otherwise expire without vesting. Finally, on April 29, 1999, we offered EntrepreneurGrant IV to our senior management. The EntrepreneurGrant IV options will vest in full on April 29, 2008, or earlier if Capital One's stock price reaches and remains at $100.00 for at least ten trading days in a 30 calendar-day period prior to June 15, 2002, or immediately upon a change of control.

  The following table illustrates the participation levels, aggregate compensation forgone and number of options granted pursuant to our four EntrepreneurGrant programs offered to senior management since 1995.

                          ENTREPRENEURGRANT PROGRAMS

                                                          Percent of   Compensation
                                                          Executives      Forgone        Options
        Program                     Grant Date           Participating (approximate)     Granted
        -------                     ----------           ------------- -------------    ---------
EntrepreneurGrant I(1)..  September 15, 1995                   87%     $10.1 million    8,368,896
EntrepreneurGrant
 II(1)..................  December 18, 1997                    95        9.4 million    3,601,353(2)
EntrepreneurGrant
 III(3)(4)..............  June 11, 1998                        96       11.7 million(5) 2,666,118
EntrepreneurGrant II
 catch-up grant(6)......  December 17, 1998
                          and January 4, 1999                  74        1.4 million      158,811
EntrepreneurGrant
 IV(1)..................  April 29, 1999 and May 1, 1999       99                N/A(7) 6,992,344
EntrepreneurGrant IV
 catch-up grant(8)......  July 22, 1999                        81                N/A(7)   713,763

--------
(1) Offered to senior management (Tiers 4 and above)
(2) Excludes 500,010 options subsequently surrendered by Messrs. Fairbank and Morris.
(3) Offered to senior executives (Tiers 3 and above).
(4) Includes options granted to certain senior executives hired after June 11, 1998 with substantially identical terms to EntrepreneurGrant III but with an exercise price equal to the fair market value of Capital One's common stock on the actual date of grant.
(5) Includes value of 300,000 vested options surrendered by Mr. Fairbank and 200,010 vested options surrendered by Mr. Morris.
(6) Offered to senior management (Tiers 4 and above) promoted or hired since EntrepreneurGrant II.
(7) Senior management who elected to participate gave up all potential annual stock option awards according to their Tier level for 1999 and 2000.
(8) Offered to senior management (Tiers 4 and above) promoted or hired since EntrepreneurGrant IV, including three employees hired prior to July 22, 1999 but granted options on November 18, 1999. All options have an exercise price equal to the greater of the fair market value of Capital One's common stock on April 29, 1999 or the date of grant.

Deductibility of Compensation Expenses

  Section 162(m) of the Internal Revenue Code provides that compensation that is paid to the chief executive officer or to any of the four most highly compensated executive officers (other than the chief executive officer) in excess of $1 million is generally not deductible by Capital One for federal income tax purposes unless it qualifies as "performance-based" compensation. To qualify as "performance-based" under Section 162(m), compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on the achievement of objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved. Committee certification is not required, however, if the compensation is attributable solely to the increase in the value of Capital One's stock.

  The Committee has considered the impact of this tax code provision in designing Capital One's compensation plans. While we believe it is more important to have executive officers focused on the business opportunities afforded by Capital One's information-based strategies than to use inappropriate measures to capture the benefits of the tax deduction, the Committee has and intends in the future to take such steps as it deems reasonably practicable to minimize the impact of Section 162(m).

                                          The Compensation Committee

                                          Stanley I. Westreich (Chairman)
                                          James V. Kimsey

                             ELECTION OF DIRECTORS

                          (Item 1 on the Proxy Card)

  The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. At the 1998 annual meeting, Nigel W. Morris and W. Ronald Dietz were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2001. At the 1999 annual meeting, James A. Flick, Patrick W. Gross and James V. Kimsey were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2002. All of the current directors began serving as directors as of the close of business on February 28, 1995, except Mr. Fairbank and Mr. Westreich, who have served as directors since July 26, 1994.

  The nominees for re-election this year are Richard D. Fairbank and Stanley
I. Westreich. Each has consented to serve a three-year term. Information about the two proposed nominees for election as directors, and about each other current director whose term will continue after the annual meeting, is set forth under "Information About Our Directors and Executive Officers" starting on page 6 of this proxy statement.

  In the event a nominee should not continue to be available for election, the Board may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

  Directors will be elected by a plurality of the votes cast for the election of directors at the meeting. Cumulative voting is not permitted.

  The Board recommends a vote "FOR" each of these director nominees.

              AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

                          (Item 2 on the Proxy Card)

  General. Capital One's Restated Certificate of Incorporation currently authorizes the issuance of up to 300 million shares of common stock and 50 million shares of preferred stock. As of the record date, 196,722,253 shares of common stock were issued and outstanding and 36,846,504 shares were subject to currently outstanding stock options, leaving 66,431,243 shares available for other uses (including issuances under Capital One's stock-based employee benefits plans). Capital One does not propose to amend its authorized shares of preferred stock.

  The Board of Directors is proposing an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to one billion. If the stockholders approve this proposal, Paragraph (A) of Article IV of Capital One's Restated Certificate of Incorporation will be amended to read in its entirety as follows:

    (A) Authorized Stock. The Corporation shall be authorized to issue 1,050,000,000 shares of capital stock, of which 1,000,000,000 shares shall be shares of Common Stock, $.01 par value ("Common Stock") and 50,000,000 shares shall be shares of Preferred Stock, $.01 par value ("Preferred Stock").

  Purpose and Effect of the Proposed Amendment. As of March 1, 2000, Capital One had 66,431,243 shares available for issuance. The Board believes that this number does not give Capital One the flexibility to issue stock for acquisitions or general corporate purposes that it had before Capital One's 3-for-1 stock split on June 1, 1999. Furthermore, if the Board determines that it would again be appropriate to effect a stock split, the current number of authorized and available shares of common stock is not enough for us to complete another stock split. Although we cannot guarantee that Capital One's stock price will rise or that the Board would declare a stock split at any specific price or at all, the Board believes that the proposed increase in the number of authorized shares will provide us with the flexibility necessary to maintain a reasonable stock price through future stock splits (effected in the form of a stock dividend), or to issue shares in connection with an acquisition or other corporate purpose, without the expense of a special stockholders meeting or the delay of waiting until the next annual meeting.

  If this proposal is approved, all authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the Board (including issuances in connection with stock-based employee benefit plans, future stock splits or dividends and issuances to raise capital or effect acquisitions). There are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of authorized common stock (other than issuances permitted or required under Capital One's stock-based employee benefit plans or awards made pursuant to those plans). If this proposal is approved, all or any of the shares may be issued without further stockholder action, unless stockholder approval is required by law or the rules of The New York Stock Exchange.

  Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that we may issue in the future, and therefore, future issuances of common stock other than on a pro rata basis to all stockholders would reduce each stockholder's proportionate interest in Capital One.

  An increase in the authorized number of shares of common stock could have an anti-takeover effect. If we issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of Capital One, thereby making an attempt to acquire control of Capital One more difficult or more expensive. We are not aware of any attempt, or contemplated attempt, to acquire control of Capital One, and we are not presenting this proposal with the intent that it be used as an anti-takeover device.

  Vote Necessary to Approve Proposal. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is necessary for approval of Item 2. Therefore, abstentions effectively count as votes against this proposal.

  The Board of Directors recommends that you vote "FOR" the proposed amendment to Capital One's Restated Certificate of Incorporation.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                          (Item 3 on the Proxy Card)

  The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as independent auditors for 2000. The Board is submitting this proposal to the vote of the stockholders in order to obtain their view on the Board's selection. If stockholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will reconsider the selection of independent auditors.

  Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as independent auditors for 2000. Therefore, abstentions effectively count as votes against this proposal.

  The Board recommends a vote "FOR" the ratification of Ernst & Young LLP as the independent auditors for 2000.

                                OTHER BUSINESS

  We know of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

                         ANNUAL REPORT TO STOCKHOLDERS

  The Annual Report to Stockholders for the fiscal year ended December 31, 1999, including consolidated financial statements, is being furnished along with this proxy statement to stockholders of record on March 1, 2000. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission, may be obtained at the annual meeting, at the Securities and Exchange Commission's website at www.sec.gov or by contacting our Investor Relations Department at our address on the front cover of this proxy statement.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  If you wish to present a stockholder proposal at the 2001 annual meeting and wish to have such proposal considered for inclusion in our 2001 proxy statement, you must send us the proposal, along with any supporting statement, to the Corporate Secretary, so that it is received at the address on the front cover of this proxy statement on or before November 26, 2000. All proposals must comply with applicable Securities and Exchange Commission regulations.

  Under our bylaws, if you wish to nominate directors for election, or present other business before the stockholders at the annual meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary not before January 29, 2001 and not after February 18, 2001. If the annual meeting for 2001 is not within thirty days before or seventy days after April 27, 2001, the anniversary date of this year's annual meeting, you must send notice within ten days following any notice or publication of the meeting. Your notice must include certain information specified in our bylaws concerning the nomination or the business. A copy of our bylaws may be obtained from the Corporate Secretary at Capital One's address on the front cover of this proxy statement.

                         INTERNET AND TELEPHONE VOTING

Shares Directly Registered in the Name of the Stockholder

  Stockholders with shares registered directly with Capital One's transfer agent, First Chicago Trust Company of New York, a division of Equiserve, may vote telephonically by calling EquiServe at 877-PRX-VOTE (877-779-8683) or electronically via the Internet at the following address on the World Wide
Web:

                              www.eproxy.com/cof

  Votes submitted via the Internet through EquiServe's program must be received by 8:00 PM (EST) on April 26, 2000. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the annual meeting.

Shares Registered in the Name of a Brokerage Firm or Bank

  A number of brokerage firms and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number or via the Internet as set forth on your voting form. Votes submitted via the Internet through the ADP program must be received by 11:59 PM (EST) on April 26, 2000. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the annual meeting.

  Proxies given pursuant to Internet and telephone voting are permitted under applicable law. These telephone and Internet voting procedures are designed to authenticate a stockholder's identity, to allow a stockholder to give his or her voting instructions and to confirm that a stockholder's instructions have been recorded properly. Stockholders voting via the Internet through either EquiServe or ADP should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

            ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

  Capital One is offering its stockholders the opportunity to consent to receiving Capital One's future proxy materials and annual reports electronically by providing the appropriate information when you vote via the Internet. Electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing its annual meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and Capital One elects to deliver future proxy materials and/or annual reports to you electronically, then Capital One will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. Capital One may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program, by contacting EquiServe if you hold shares in your own name, or by contacting Capital One.

  By consenting to electronic delivery, you are stating to Capital One that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because Capital One may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

                                          By Order of the Board of Directors,

                                          /s/ John G. Finneran, Jr.
                                          John G. Finneran, Jr.
                                          Corporate Secretary

March 21, 2000

                             [LOGO OF CAPITAL ONE]

                                [FRONT OF CARD]


   REVOCABLE PROXY

P                      CAPITAL ONE FINANCIAL CORPORATION
R
O                       Annual Meeting of Stockholders
X                               April 27, 2000
Y         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation (the "Corporation"), held of record by the undersigned on March 1, 2000, at the Annual Meeting of Stockholders to be held April 27, 2000, and at any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2) AND (3), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                  Nominees for the Election of Directors are:

               1. Richard D. Fairbank   2. Stanley I. Westreich

            (Continued and to be dated and signed on reverse side)

--------------------------------------------------------------------------------
             Fold and Detach Here If You Are Returning Your Proxy
                 Solicitation/Voting Instruction Card By Mail

                              [TOP BACK OF CARD]

[X] Please mark your
votes as in this example.


-----------------------------------------------------------------------------------------------------------------------
Directors recommend a vote FOR Items 1, 2 and 3.
-----------------------------------------------------------------------------------------------------------------------
                 FOR    WITHHOLD                   FOR   AGAINST   ABSTAIN                   FOR   AGAINST   ABSTAIN
                        AUTHORITY
1.  Election of                     2.  Approval of                         3.  Ratification
Directors                           Amendment to                            of Ernst &
(All nominees                       Capital One's                           Young LLP as
listed on reverse                   Restated                                independent
side.)                              Certificate of                          auditors of the
                                    Incorporation                           Corporation for
                                    to increase the                         2000.
                                    number of
                                    authorized                              4.  In their
                                    shares of                               discretion the
                                    common stock                            proxies are
                                    from 300                                authorized to
                                    million to one                          vote upon such
                                    billion.                                other matters as
                                                                            may come
                                                                            before the
                                                                            meeting or any
                                                                            adjournment
                                                                            thereof.

To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.
___________________________

                                                                            -----------------------------------
                                                                            All as more particularly described
                                                                            in Capital One's Proxy Statement
                                                                            for the Annual Meeting of
                                                                            Stockholders to be held on April
                                                                            27, 2000, receipt of which is
                                                                            hereby acknowledged.

                                                                            Please date this Proxy Card and
                                                                            sign your name exactly as it
                                                                            appears hereon. Where there is more
                                                                            than one owner, each should sign.
                                                                            When signing as an attorney,
                                                                            administrator, executor, guardian
                                                                            or trustee, please add your title
                                                                            as such. If executed by a
                                                                            corporation, this Proxy Card should
                                                                            be signed by a duly authorized
                                                                            officer indicating such officer's
                                                                            authority. If executed by a
                                                                            partnership, please sign in
                                                                            partnership name by authorized
                                                                            persons indicating such authority.
-----------------------------------------------------------------------------------------------------------------------

                         ----------------------------
   Fold And Detach Here If You Are Returning Your Proxy Solicitation/Voting
                           Instruction Card By Mail



                             [BOTTOM BACK OF CARD]

                       CAPITAL ONE FINANCIAL CORPORATION
                        Annual Meeting of Stockholders
                           Thursday, April 27, 2000
                                  10:00 a.m.
                         Fairview Park Marriott Hotel
                           3111 Fairview Park Drive
                          Falls Church, VA 22042-4500


Capital One Financial Corporation offers three convenient ways to vote your shares: by mail, by telephone or electronically via the Internet. Voting by telephone or via the Internet will eliminate the need to mail voted cards. To vote by telephone or via the Internet, please have this card and your social security number available.


1.  To vote by telephone:

    .  Using a touch-tone telephone, dial 1-877-PRX-VOTE (1-877-779-8683).

1.  To vote by Internet:

    .  Log on to the Internet and go to the web site
       http://www.eproxyvote.com/cof.
       -----------------------------


Both the telephone and the Internet voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you before submission. If you vote online, you will have the opportunity to consent to electronic delivery of future annual meeting materials.

In order to receive future proxy materials and annual reports electronically, please visit www.econsent.com/cof to register. To complete the enrollment, you
             --------------------
will need your U.S. taxpayer identification number and the Account Number which appears on your check stub/Dividend Reinvestment Plan statement.

              YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.